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Our ref: PERR/JBC	March 17, 2005

Deutsche Bank Trust Company Americas,

as Depositary

60 Wall Street

New York, New York 10005

Dear Sirs:

American Depositary Shares evidenced by

American Depositary Receipts for deposited

shares of Infineon Technologies AG

1	We have acted as your United States counsel in connection with the preparation of the Registration Statement on Form F-6 (the “Registration Statement”) relating to the above-entitled American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”), each ADS representing one (1) ordinary share of Infineon Technologies AG (the “Company”), a corporation incorporated under the laws of the Federal Republic of Germany. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Amended and Restated Deposit Agreement appearing, or incorporated by reference, in Exhibit (a) to the Registration Statement (the “Deposit Agreement”).

2	This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

3	In our opinion, the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

4	We hereby consent to the use of this opinion as Exhibit (d) of the Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully,

Linklaters

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